Exhibit 99.1

Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Jeannine Dowling
Financial Dynamics
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2011 SECOND QUARTER
- Second Quarter Net Sales Rise 22.2% to $483.4 Million -
- Second Quarter Diluted Earnings per Share increased 63% to $0.78 inclusive of $0.016 per share dilution from Rutland -

Melville, NY, April 6, 2011 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2011 second quarter ended February 26, 2011.

For the fiscal 2011 second quarter, net sales rose 22.2% to $483.4 million, compared with $395.5 million in the prior year period.  Operating income increased 61.6% in the fiscal 2011 second quarter to $80.6 million, or 16.7% of net sales, from $49.9 million, or 12.6% of net sales, in the second quarter of fiscal 2010. For the second quarter of fiscal 2011, the Company reported net income of $49.7 million, an increase of 62.1% over net income of $30.6 million in the second quarter of fiscal 2010. Diluted earnings per share in the fiscal 2011 second quarter were $0.78 (based on 63.3 million diluted shares outstanding), compared to $0.48 (based on 63.0 million diluted shares outstanding) in the same period a year ago, an increase of 62.5%.

During the quarter, the Company completed the integration of its previously announced acquisition of Rutland Tool & Supply Co. (“Rutland”).  The Company’s results for the quarter included $6.6 million in sales from Rutland.  Excluding acquisition and integration costs, Rutland broke even for the period.  Pre-tax acquisition and integration costs incurred by the Company during the quarter were $1.65 million, resulting in a dilution of $0.016 per share, which was better than prior expectations.

Net sales for the first half of fiscal 2011 were $956.2 million, compared with net sales of $780.3 million in the first half of fiscal 2010.  Operating income for the first half of fiscal 2011 was $157.7 million, or 16.5% of net sales, versus $100.9 million, or 12.9% of net sales, in the first half of fiscal 2010.  Net income for the first half of fiscal 2011 was $97.2 million, compared with $62.1 million in the prior year period.  Diluted earnings per share for the first half of fiscal 2011 were $1.53 (based on 63.1 million diluted shares outstanding), compared to $0.98 (based on 62.9 million diluted shares outstanding) a year ago.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 SECOND QUARTER RESULTS	Page -2-

David Sandler, President and Chief Executive Officer said, “I’m absolutely delighted with our performance and the strong financial results that our team delivered, driven by excellent execution, stronger demand across our customers than originally anticipated and continued gains in market share. We continue to execute against our strategic plan, delivering the growth in sales, earnings, and operating margin percentage that we were confident would result from our investments and model in a recovering market.”

Erik Gershwind, Executive Vice President and Chief Operating Officer, stated, “We achieved strong results in the quarter led by significant growth within our core customer base.  Our strong gross margin of 46.8% is primarily a function of improved rebates, excellent realization of the pricing adjustment we made around the holidays, and the growth in our core business. During the quarter, we also successfully completed the Rutland integration ahead of schedule, and that business delivered better results than we originally anticipated.”

Mr. Sandler concluded, “Our results demonstrate the inherent leverage and power of our business model. We have seen significant benefits from our strategic growth programs, and we will continue to invest in these initiatives going forward. We are very encouraged by our progress, the performance of our investments, and recent strong economic trends, all of which bode well for the future.”

For the fiscal 2011 third quarter, the Company expects net sales to be between $524 million and $536 million and expects diluted earnings per share for the third quarter of fiscal 2011 to be between $0.90 and $0.94.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2011 second quarter, and to comment on current operations.  The call may be accessed via the Internet on the home page of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through April 20, 2011.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry’s largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 317,000 customers.  In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 22 million direct-mail catalogs, 96 branch sales offices, 998 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 SECOND QUARTER RESULTS	Page -3-

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, general economic conditions in the markets in which the Company operates, changing customer and product mixes,  risks associated with acquisitions, including difficulties with integrating acquired businesses, competition, industry consolidation and other changes in the industrial distribution sector, volatility in commodity and energy prices, the outcome of potential government or regulatory proceedings or future litigation, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, risk of loss of key suppliers, key brands or supply chain disruptions, dependence on the Company’s information systems,  and retention of key personnel.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 SECOND QUARTER RESULTS	Page -4-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)

	February 26, 2011	August 28, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$75,675	$121,191
Accounts receivable, net of allowance for doubtful accounts	246,595	221,013
Inventories	305,072	285,985
Prepaid expenses and other current assets	22,372	20,498
Deferred income taxes	25,614	27,849
Total current assets	675,328	676,536

Property, plant and equipment, net	147,499	143,609
Goodwill	272,041	271,765
Identifiable intangibles, net	46,560	48,751
Other assets	7,863	12,662
Total assets	$1,149,291	$1,153,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term notes payable	$87	$39,361
Accounts payable	78,546	81,220
Accrued liabilities	56,390	69,704
Total current liabilities	135,023	190,285
Deferred income taxes and tax uncertainties	71,528	63,158
Total liabilities	206,551	253,443
Commitments and Contingencies
Shareholders’ Equity:
Class A common stock	50	48
Class B common stock	17	18
Additional paid-in capital	416,408	378,315
Retained earnings	681,775	675,968
Accumulated other comprehensive loss	(2,219)	(2,660)
Class A treasury stock, at cost	(153,291)	(151,809)
Total shareholders’ equity	942,740	899,880
Total liabilities and shareholders’ equity	$1,149,291	$1,153,323

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 SECOND QUARTER RESULTS	Page -5-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income
 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 26, 2011	February 27, 2010	February 26, 2011	February 27, 2010

Net sales	$483,362	$395,482	$956,189	$780,299
Cost of goods sold	257,063	216,447	512,197	425,565
Gross profit	226,299	179,035	443,992	354,734
Operating expenses	145,701	129,145	286,244	253,822
Income from operations	80,598	49,890	157,748	100,912
Other (Expense) Income:
Interest expense	(61)	(358)	(160)	(745)
Interest income	5	34	30	94
Other income (expense), net	28	29	(3)	12
Total other expense	(28)	(295)	(133)	(639)
Income before provision for income taxes	80,570	49,595	157,615	100,273
Provision for income taxes	30,881	18,946	60,366	38,204
Net income	$49,689	$30,649	$97,249	$62,069
Per Share Information:
Net income per common share:
Basic	$0.78	$0.49	$1.54	$0.99
Diluted	$0.78	$0.48	$1.53	$0.98
Weighted average shares used in computing net income per common share:
Basic	62,875	62,532	62,622	62,369
Diluted	63,325	63,031	63,060	62,879
Cash dividend declared per common share	$0.22	$0.20	$1.44	$0.40

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 SECOND QUARTER RESULTS	Page -6-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	February 26, 2011	February 27, 2010
Cash Flows from Operating Activities:
Net income	$97,249	$62,069
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,216	12,955
Stock-based compensation	7,357	6,781
Loss on disposal of property, plant and equipment	2	11
Provision for doubtful accounts	1,519	1,367
Deferred income taxes and tax uncertainties	10,606	2,835
Excess tax benefits from stock-based compensation	(5,111)	(2,473)
Changes in operating assets and liabilities:
Accounts receivable	(23,950)	(30,977)
Inventories	(11,600)	3,337
Prepaid expenses and other current assets	(823)	122
Other assets	4,618	5,239
Accounts payable and accrued liabilities	(13,759)	12,997
Total adjustments	(16,925)	12,194
Net cash provided by operating activities	80,324	74,263
Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(13,990)	(12,722)
Cash used in business acquisition	(11,015)	--
Net cash used in investing activities	(25,005)	(12,722)
Cash Flows from Financing Activities:
Purchases of treasury stock	(2,632)	(2,200)
Payment of cash dividends	(91,178)	(25,228)
Excess tax benefits from stock-based compensation	5,111	2,473
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,589	1,254
Proceeds from exercise of Class A common stock options	25,517	8,338
Repayments of notes payable under the credit facility and other notes	(39,274)	(25,710)
Net cash used in financing activities	(100,867)	(41,073)
Effect of foreign exchange rate changes on cash and cash equivalents	32	(94)
Net (decrease) increase in cash and cash equivalents	(45,516)	20,374
Cash and cash equivalents – beginning of period	121,191	225,572
Cash and cash equivalents – end of period	$75,675	$245,946
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$51,243	$37,094
Cash paid for interest	$92	$629

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